Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports First Quarter 2011 Results

MORGAN HILL, Calif., May 16, 2011 – The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, today reported financial results for the first quarter ended March 31, 2011.

First Quarter 2011 vs. 2010

Despite a 2.5 percent increase in sales, Coast incurred a net loss of $1.0 million, or $0.23 per diluted share, on net sales of $24.7 million in the first quarter of 2011, compared to breakeven results, on net sales of $24.1 million in the same quarter of 2010. The increase in net sales during the quarter was a result of an increase in sales of air conditioners that are installed in RVs. This increase in air conditioner sales was attributable to the withdrawal of a supplier of aftermarket air conditioners that had previously supplied air conditioners to competing distributors.

The first quarter 2011 loss was primarily attributable to a decrease in gross profits and, to a lesser extent, an increase in selling, general and administrative (“SG&A”) expenses. Gross profits declined by $1.0 million, resulting in a decrease in gross margin to 15.8 percent in the 2011 first quarter from 20.4 percent in the same quarter of 2010. That decrease was primarily due to a change in the mix of products sold to include a greater proportion of air conditioners, which tend to generate lower gross margins, and to selected price reductions on certain products, which were implemented in response to an increase in price competition in the market. In addition, shipping costs increased as a result of increased fuel prices. The increase in SG&A expenses was due largely to the restoration, in July 2010, of one-half of the Company-wide reductions in salaries that were implemented in 2009.

“The first quarter marked a significant turn in the industries we serve, most notably the RV industry. Poor weather in the first quarter, combined with higher gas prices and continued uncertainty surrounding the economy, have created a potent combination of factors to dampen the sales and use of RVs,” said Coast’s Chief Executive Officer Jim Musbach. “The current state of the RV industry is rather weak, particularly in terms of retail sales of motorized RVs. In the United States, motorized RV retail registrations fell 15.2 percent in February, while sales in Canada fared even worse, with motorized retail registrations down 42.4 percent in February. The dramatic decrease in RV retail sales translates to lower RV usage, resulting in softer demand for Coast’s products. While it appears consumer demand may remain soft over the near term, we are taking added steps to increase sales, while managing our overall cost structure. As the current softness in our markets runs its course, we anticipate continued pressure on our sales and margins over the near term.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 11,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial

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condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2010 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

First Quarter ended March 31, 2011 & 2010

(In thousands, except per share data)

	2011	2010
Net sales	$24,697	$24,102
Cost of sales, including distribution costs	20,799	19,178

Gross profit	3,898	4,924
Selling, general and administrative expenses	5,262	4,854

Operating income (loss)	(1,364)	70
Other expense
Interest	134	147
Other	27	15

	161	162

Loss before income taxes	(1,525)	(92)
Income tax benefit	(486)	(114)

Net earnings (loss)	$(1,039)	$22

Basic and diluted earnings (loss) per share	$(0.23)	$0.00

Condensed Consolidated Balance Sheet

	March 31, 2011	March 31, 2010
	(unaudited)	(unaudited)
ASSETS
Cash	$1,021	$996
Accounts receivable, net	19,588	17,930
Inventories	31,727	25,247
Other current assets	2,847	2,610

Total Current Assets	55,183	46,783
Property, Plant & Equipment, net	1,646	2,069
Other Assets	2,653	2,626

Total Assets	$59,482	$51,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,823	$4,991
Accrued liabilities	3,208	3,503

Total Current Liabilities	9,031	8,494

Long-term debt	19,979	12,804
Stockholders’ Equity	30,472	30,180

Total Liabilities and Stockholders’ Equity	$59,482	$51,478